EXHIBIT 99.1

At eGames, Inc.                 At The Financial Relations Board:
---------------                 ---------------------------------
Jerry Klein                     Glenn Sapadin (212) 661-8030 (General Inquiries)
President and CEO               Elisa Mailman (212) 661-8030 (Analyst Inquiries)
(215) 750-6606 (Ext. 118)       Deanne Eagle (212) 661-8030 (Media Inquiries)

For Immediate Release

     eGames Announces Fourth Quarter And Year-End 1999 Results; Revenues And
          Earnings Below Expectations As A Result Of Transition To New
                              Distribution Strategy

                        Fiscal 4Q Operational Highlights

o eGames enters into direct relationships with CompUSA, Electronics Boutique and Toys R Us
o eGames enters into new distribution relationships with SVG Distribution, Inc., Navarre, Merisel and Beamscope
o eGames Announces Strategic Partnership with ICTV to Bring Games To Cable TV


Langhorne, PA - July 22, 1999 - eGames, Inc. (Nasdaq: EGAM), the leading publisher and developer of Family Friendly(TM), value-priced computer software games for players of all ages, today announced results for the fourth quarter and year-ended June 30, 1999.

The net loss recorded by eGames for the fiscal fourth quarter of 1999 was $863,000, or $0.09 per diluted share, on net sales of $1.4 million. This compares to a net loss of $134,000, or $0.01 per diluted share, on net sales of $1.9 million for the comparable quarter of fiscal 1998. Net income for the 1999 fiscal year was $463,000, or $0.05 per diluted share, on net sales of $10.0 million. This compares to net income of $1.1 million, or $0.12 per diluted share, on net sales of $9.3 million for the 1998 fiscal year.

At the end of fiscal 1999, eGames entered into a new distribution agreement with SVG Distribution ("SVG"), in order to more effectively distribute the eGames products to various mass market, regional and alternative channel retailers. SVG is a California-based wholesale distributor of interactive entertainment software. The Company has shipped approximately $400,000 of inventory to SVG at cost during the quarter. This inventory, once sold into the retail channel, would amount to sales of approximately $1,600,000 for the Company. In addition, $400,000 in orders were received by eGames too late in the quarter to be shipped in fiscal 1999, and are scheduled to be shipped during the first quarter of fiscal 2000.

Jerry Klein, President and Chief Executive Officer of eGames, said, "I want to emphasize that we remain very confident with the fundamental strength of our business. The popularity of our product line continues to increase, reflecting our focus on delivering high-quality games to the rapidly growing family friendly, value-priced segment of the home computer market. In fact, our continued strong sell-through results from fiscal 1999 combined with the new SVG distribution relationship are expected to result in a doubling of net income for the first quarter of fiscal 2000 compared to the year ago quarter.

Overall, fiscal 1999 has been a very exciting year for eGames, in terms of the successful evolution of our business strategy on multiple fronts. Specifically, over the past twelve months we have achieved a number of significant milestones, including:

o The creation of new direct relationships with CompUSA, Electronics Boutique, Rite Aid, and Toys R Us
o Our entering into new distribution relationships with SVG, Navarre, Merisel and Beamscope (Canada's leading distributor)
o Our introduction of 42 exciting new software titles to the home computer markets
o Achieving international sales of $2,700,000 representing a 288% increase over fiscal 1998
o The introduction of potential new revenue streams including the availability of our games through cable television via ICTV and our ability to generate incremental advertising revenue through our new relationship with Conducent, Inc.
o The successful launch of our www.egames.com Web Site
o Our revised distribution relationship with GT Interactive Software Corporation's Value Products Division

Of note, the recent strategic partnership between eGames and Conducent, Inc. enables eGames to incorporate advertising and Internet functionality (search, e-commerce buttons) into eGames software. Conducent's advanced technology will provide eGames with incremental advertising revenues in addition to generating valuable end-user data for eGames in-depth market research efforts. In addition, Conducent's relationships with leading portals, including Lycos, significantly enhances the visibility of eGames over the Internet. Specifically, visitors to the Lycos.com Web Site can now download and play many of our eGames titles directly from these sites. Visitors will also be able to hyperlink to the eGames Web Site (www.egames.com) to shop in the eGames superstore."

"While we did not achieve our original fourth quarter estimates, we are pleased with where we are now and where we see ourselves heading in fiscal 2000 and beyond," concluded Mr. Klein.

As of June 30, 1999, the eGames balance sheet remains strong with a current ratio of 2.49 to 1.00 and long-term debt to equity ratio of only .11 to 1.00.

                      About eGames Revised Sales Strategy:

In March 1999, eGames revised its exclusive relationship with GT Interactive Software Corporation's Value Products Division (GT Value Products), allowing management to build relationships directly with retail chains and other software distributors. GT Value Products continues to serve as eGames' distribution agent with Kmart, Wal*Mart, Target and Best Buy. Management anticipates that this new strategy will expand eGames North American distribution channels and increase profit margins.

eGames,  headquartered  in  Langhorne,  PA,  develops,  publishes  and markets a diversified line of personal computer software primarily for consumer entertainment and small office/home office applications. eGames promotes the Galaxy of Games(TM), Galaxy of Home Office Help(TM), Game Master Series(TM) and Galaxy of Arcade(TM) brand names ("Galaxy Software(TM) products") in order to generate customer loyalty, encourage repeat purchases and differentiate the Galaxy Software products to retailers and consumers. eGames products are available through retail distribution in 30 countries and over the Internet via the eGames Web Site at http://www.egames.com.

eGames  press   releases  are  available   free-of-charge   by  fax  by  dialing
1-800-PRO-INFO and entering ticker symbol EGAM or at eGames' Web Site.

This press release contains certain forward-looking statements, including without limitation, statements regarding sales of eGames products through SVG Distribution and other new distributors, eGames revised sales strategy and anticipated sales and earnings' growth in the first quarter of fiscal 2000 and beyond. The actual results achieved by eGames and the factors that could cause actual results to differ materially from those indicated by the forward-looking statements, are in many ways beyond eGames control. eGames cautions readers that the following important factors, among others, could cause eGames actual results to differ materially from those expressed in this press release: the allocation of adequate shelf space for eGames products in major chain retail stores; successful sell-through results for eGames products at retail stores; downward pricing pressure; the timeliness and success of developing and selling products; the acceptance by the market of the Company's existing and new products; access to and control over distribution channels; consumers' continuing demand for value-priced software; competition; the ability to create successful strategic partnerships and implement its Internet strategy; and various other factors described in eGames reports, including Form 10-KSB, dated June 30, 1998, and Form 10-QSB dated March 31, 1999, filed by eGames (formerly RomTech) with the Securities and Exchange Commission.

                         - Financial Tables To Follow -
                                  eGames, Inc.
                      Consolidated Statements of Operations
                                  (Un-audited)

                                                             Three months ended               Year ended
                                                                 June 30,                      June 30,
                                                        --------------------------    -------------------------

                                                            1999           1998          1999          1998
                                                            ----           ----           ----          ----
Net sales                                               $ 1,383,264    $ 1,931,162    $10,022,305   $ 9,275,889

Cost of sales                                               642,182        689,193      3,596,982     3,441,793
                                                        -----------    -----------    -----------   -----------

Gross profit                                                741,082      1,241,969      6,425,323     5,834,096

Operating expenses:
    Product development                                     233,772        157,439        936,938       397,272
    Selling, general and administrative                   1,350,073      1,210,716      4,814,345     4,135,266
                                                        -----------    -----------    -----------   -----------

        Total operating expenses                          1,583,845      1,368,155      5,751,283     4,532,538

Operating income (loss)                                    (842,763)      (126,186)       674,040     1,301,558


Interest expense (income), net                                 (666)         8,242         31,761        45,859
                                                        ------------   -----------    -----------   -----------

Income (loss) before taxes                                 (842,097)      (134,428)       642,279     1,255,699

Provision for income taxes                                   20,937          - 0 -        179,724         3,069
                                                        -----------    -----------    -----------   -----------

Net income (loss)                                          (863,034)      (134,428)       462,555     1,252,630

Accretion of beneficial conversion
    feature on preferred stock                                - 0 -          - 0 -          - 0 -      (117,991)
                                                        -----------    -----------    -----------   -----------

Net income (loss) attributable
    to common stock                                     ($  863,034)   ($  134,428)   $   462,555   $ 1,134,639
                                                        ===========    ===========    ===========   ===========


Net income (loss) per common share:
            - Basic                                     ($     0.09)   ($     0.01)   $      0.05   $      0.13
                                                        ===========    ===========    ===========   ===========
            - Diluted                                   ($     0.09)   ($     0.01)   $      0.05   $      0.12
                                                        ===========    ===========    ===========   ===========

Weighted average common shares
     outstanding - Basic                                  9,600,935      9,371,200      9,494,988     8,716,756

Dilutive effect of common stock equivalents                   - 0 -          - 0 -        556,991       937,850
                                                        -----------    -----------    -----------   -----------
 Weighted average common shares
       outstanding - Diluted                              9,600,935      9,371,200     10,051,979     9,654,606
                                                        ===========    ===========    ===========   ===========


                                  eGames, Inc.
                           Consolidated Balance Sheet
                                  (Un-audited)


                                                                  As of
                                                                 June 30,
                                   ASSETS                          1999
Current assets:
   Cash and cash equivalents                                   $ 1,313,853
   Restricted cash                                                  17,560
   Accounts receivable, net of allowances - $417,732             1,934,503
   Inventory                                                     1,153,198
   Prepaid expenses                                                108,702
                                                               -----------
          Total current assets                                   4,527,816

Furniture and equipment, net                                       375,717
Other assets                                                       487,233
                                                               -----------
          Total assets                                         $ 5,390,766
                                                               ===========



                  LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Notes payable                                               $   129,210
   Accounts payable                                              1,040,438
   Accrued expenses                                                627,264
   Capital lease obligations                                        22,986
                                                               -----------
          Total current liabilities                              1,819,898

Capital lease obligations                                           22,459
Notes payable                                                      174,471
Convertible subordinated debt                                      150,000
                                                               -----------
          Total liabilities                                      2,166,828

Stockholders' equity:

   Common stock, no par value (40,000,000 shares authorized;
          9,833,340 issued)                                      8,874,889
   Additional paid in capital                                    1,148,550
   Accumulated deficit                                          (6,268,169)
   Treasury stock, at cost - 231,900 shares                       (501,417)
   Accumulated other comprehensive income/(loss)                   (29,915)
                                                               -----------
          Total stockholders' equity                             3,223,938
                                                               -----------
          Total liabilities and stockholders' equity           $ 5,390,766
                                                               ===========
